Exhibit 99.1

FOR IMMEDIATE RELEASE

October 27, 2015

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
(720) 566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
THE THIRD QUARTER AND THE FIRST NINE MONTHS OF 2015

Gillette, Wyo, October 27, 2015 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the third quarter and the first nine months of 2015.

Highlights and Recent Developments

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	9/30/15	9/30/14	9/30/15	9/30/14
Adjusted EBITDA(1)	$39.0	$45.7	$89.1	$130.3
Net income (loss)	$8.9	$91.1	$(48.7)	$73.3
Realized price per ton sold	$12.62	$13.12	$12.81	$13.07
Average cost per ton sold	$9.15	$10.44	$9.90	$10.52
Shipments - owned and operated mines (tons)	20.8	21.5	56.4	62.6
Asian exports (tons)	0.9	1.2	3.3	3.2

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

•                  Third quarter 2015 Adjusted EBITDA was $39.0 million compared to $45.7 million for the third quarter of 2014.

•                  Shipments for the third quarter of 2015 were 20.8 million tons, down from 21.5 million tons for the same period in 2014.

•                  Cost per ton was $9.15 in the third quarter of 2015, decreasing from $10.44 in the third quarter of 2014.

•                  Cash margin in the third quarter was $3.47 per ton compared to $2.68 per ton in the third quarter of 2014.

•                  Obtained access to approximately 95 million tons of coal at the Cordero Rojo Mine.  This additional tonnage is expected to enhance the flexibility for future development of the mine and adds approximately four years of production to the mine at current rates.

•                  Entered into a flexible ownership agreement with SSA Marine and the Crow Tribe, supporting the development of the Gateway Pacific Terminal in Washington State.

•                  Cordero Rojo Mine was awarded the nation’s most prestigious reclamation award for the Belle Fourche River project.

•                  Available liquidity increased to $668.7 million, including cash and cash equivalents of $123.5 million, at September 30, 2015.

Colin Marshall, President and Chief Executive Officer, commented, “We were able to deliver a strong quarter both operationally and financially as customers took their contracted coal after a very slow second quarter.  Unfortunately, international prices continue to be negatively impacted by a decline in Chinese thermal coal imports and the strong U.S. dollar.  Cloud Peak Energy is actively managing its exposure through these tough conditions.”

Health, Safety, and Environment

During the third quarter of 2015, of our approximately 1,350 full-time mine site employees, three suffered reportable injuries resulting in a year-to-date Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) of 1.11.  During 74 MSHA inspector days at our mine sites in the third quarter, we were issued three significant and substantial citations.  Only one of those citations has been assessed to date with a fine of $540.

Earlier this month, our Cordero Rojo Mine received the federal government’s highest reclamation award for work reclaiming the Belle Fourche River.  Cloud Peak Energy has a strong record of using innovative approaches to successfully reclaim the land after mining is complete. The federal government has recognized our mines with its highest honor in four of the last six years.  “The work done at the Cordero Rojo Mine is exceptional, and this award highlights the strong commitment of everyone at Cordero Rojo and Cloud Peak Energy to returning land to a condition as good if not better than before mining began,” said Marshall.

Consolidated Business Results

	Quarter Ended		Year to Date
(in millions, except per share amounts)	9/30/15	9/30/14	9/30/15	9/30/14
Total tons sold	20.8	22.0	56.6	63.7
Total revenue	$301.7	$342.3	$863.4	$982.3
Net income (loss)	$8.9	$91.1	$(48.7)	$73.3
Adjusted EBITDA(1)	$39.0	$45.7	$89.1	$130.3
Adjusted EPS (1)	$0.24	$0.04	$(0.08)	$(0.06)
Diluted EPS	$0.14	$1.49	$(0.80)	$1.20

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Operating Segments

Owned and Operated Mines

Our Owned and Operated Mines segment comprises the results of mine site sales from our three owned and operated mines primarily to our domestic utility customers and also to our Logistics and Related Activities segment.

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	9/30/15	9/30/14	9/30/15	9/30/14
Tons sold	20.8	21.5	56.4	62.6
Revenue	$265.7	$286.0	$733.7	$827.7
Realized price per ton sold	$12.62	$13.12	$12.81	$13.07
Average cost of product sold per ton	$9.15	$10.44	$9.90	$10.52
Cash margin per ton sold	$3.47	$2.68	$2.91	$2.55
Adjusted EBITDA(1)	$57.8	$43.6	$119.2	$126.7

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

During the third quarter of 2015, domestic coal shipments were the strongest of the year due to steady rail performance and customers taking their contracted volumes.  Overall, power demand for the first nine months is slightly higher compared to 2014 but competition from low priced natural gas and increased renewable generation capacity continues to reduce coal consumption, which has allowed customers to rebuild inventories this year.

Revenue from our Owned and Operated Mines segment decreased in the third quarter of 2015 compared to the third quarter of 2014 due to fewer shipments and lower average realized prices per ton sold.  Cost per ton was $9.15 for the third quarter of 2015.  The combination of steady shipments, lower diesel prices, and good overall cost control allowed us to reduce unit costs.

The asset retirement obligation for the Cordero Rojo Mine was reduced by $35.2 million due to an optimization of the reclamation plan and additional mining life resulting from the recent surface rights agreement, which is expected to add approximately four years of production to the mine.  The decrease in the asset retirement obligation exceeded the carrying value of the related asset retirement cost of $18.4 million and the resulting non-cash credit reduced Depreciation and depletion expense in the quarter by $16.8 million.

Logistics and Related Activities

Our Logistics and Related Activities segment comprises the results of our logistics and transportation services to our domestic and international customers.

	Quarter Ended		Year to Date
(in millions)	9/30/15	9/30/14	9/30/15	9/30/14
Total tons delivered	1.4	1.6	4.5	4.0
Asian exports	0.9	1.2	3.3	3.2
Revenue	$44.8	$65.6	$162.8	$178.8
Total cost of product sold	$65.2	$70.8	$205.0	$188.4
Realized gain on financial instruments	$2.8	$8.0	$10.2	$18.9
Adjusted EBITDA(1)	$(19.0)	$1.4	$(33.8)	$4.5

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Our Asian export deliveries through Westshore Terminal were 0.9 million tons in the third quarter of 2015, which reflects the planned reduction in shipments announced earlier in the year in consideration of the currently low seaborne thermal coal prices.  Our forward sales hedging program mitigated some of the impact of lower spot prices with a realized gain of $2.8 million in the third quarter of 2015, and we further benefitted from lower fuel surcharges in the rail freight component of costs in the period.

Balance Sheet and Cash Flow

Cash flow from operations totaled $47.2 million for the third quarter of 2015 as compared to $6.7 million for the third quarter of 2014.  For the first nine months of 2015, cash flow from operations totaled $62.1 million.  Capital expenditures (excluding capitalized interest) for the first nine months of 2015 were $28.1 million, which includes $15.9 million for the dragline move from the Cordero Rojo Mine to the Antelope Mine, which is progressing as planned.

Cash and cash equivalents as of September 30, 2015 were $123.5 million and our total available liquidity increased during the period to $668.7 million.  At September 30, 2015, there were no borrowings outstanding under our revolving credit facility or our accounts receivable securitization program.

Domestic Outlook

Shipments for the quarter improved significantly and are expected to continue this trend for the remainder of the year.  Our mines continue to be well positioned with the equipment, manpower, and inventory to meet anticipated 2015 demand.

Increasing natural gas production and mixed regional and seasonal summer weather have continued downward pressure on natural gas prices and led to an increase in coal and natural gas inventories.  Low oil and natural gas prices have led to a significant slowdown in drilling in many U.S. oil and natural gas fields.  However, due to a large inventory of drilled wells and increased productivity, natural gas production continues to increase, keeping natural gas prices depressed, which in turn puts pressure on coal prices.

In the near term, weather-related demand and natural gas prices are the largest factors impacting coal demand. At the same time, the ongoing regulatory burden on coal-fired electricity generation and the subsidies for renewable energy continue to decrease overall coal demand and are likely to lead to increased electricity prices for consumers.  Currently, U.S. thermal demand for the nine months ended September 30, 2015 from electric generators is estimated to be down 67 million tons from 654 million tons compared to the same period in 2014.  Shipments from the PRB are down only six million tons from 313 million tons over the same period, which demonstrates the PRB’s competitiveness even in this challenging market environment.

For 2015, we have currently committed to sell 78 million tons from our three mines.  This volume is nearly all committed under fixed-price contracts with a weighted-average price of $12.73 per ton.  For 2016, we have currently committed to sell 67 million tons from our three mines.  Of this committed production, 57 million tons are under fixed-price contracts with a weighted-average price of $12.95 per ton.  The approximate 6 million tons we sold for 2016 during the quarter was at an average price of $11.17 per ton in line with the prevailing market.  For 2017, we have currently committed to sell 40 million tons from our three mines.  Of this committed production, 29 million tons are under fixed-price contracts with a weighted-average price of $13.14 per ton.

International Outlook

The international thermal coal market is very weak due to significantly reduced Chinese coal imports throughout 2015 and a strong U.S. dollar, which have depressed prices significantly even as demand from other Asian countries continues to grow.

Chinese thermal coal imports this year are expected to be down over 60 million tonnes from 2014.  This is the main driver for current weak international prices.  It remains unclear whether near term Chinese thermal import demand will stabilize at current levels.

While the strong U.S. dollar has improved the economics for coal producers in Australia and Indonesia, we do not believe new production capacity will be built at current price levels.  Given the large number of Asian plants currently being built to take imported coal and the growth in Indian imports, we still believe current oversupply will be overcome by growing demand over time.  We continue to see interest in demand for PRB coal and our logistics services from our Asian customers and continue to have successful test burns in our target markets.

Exports through the Westshore Terminal for 2015 are currently forecast to be approximately 4.0 million tons.  We are currently contracted to ship approximately 4.3 million tons at Westshore in 2015, which reflects our previously announced reduction of 2015 export shipments by approximately one million tons and an additional amendment with Westshore to further reduce our contracted shipments in the second half of 2015 by approximately 900,000 tons.  In addition, we are currently in discussions with our rail and port partners and expect to reduce our contracted export volumes in 2016 and beyond if weak pricing for seaborne thermal coal persists.

“While the external environment continues to be challenging, we will maintain our focus to produce coal in a safe and efficient manner.  Our cost control efforts have been effective, and we intend to match our production to market demand.  We continue to be optimistic that domestic and international prices will improve.  While we are not sure when prices will recover, we believe our low-cost operations will enable us to manage through these difficult times,” commented Marshall.

2015 Updated Guidance — Financial and Operational Estimates

The following table provides our current outlook and assumptions for selected 2015 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for our three mines(1)	75 – 77 million tons
Committed sales with fixed prices	Approximately 78 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $12.73 per ton
Adjusted EBITDA(2)	$115 – $135 million
Net interest expense	Approximately $45 million
Depreciation, depletion, amortization, and accretion	Approximately $95 million
Capital expenditures(3)	$40 – $50 million
Committed federal coal lease payments	$69 million - PAID

(1)         Inclusive of intersegment sales.

(2)         Non-GAAP financial measure; please see definition below in this release.

(3)         Excluding federal coal lease payments.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on October 27, 2015 to review the results and current business conditions.  The call will be webcast live over the Internet from our website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at (855) 793-3260 (domestic) or (631) 485-4929 (international) and entering pass code 50778508.

Following the live webcast, a replay will be available at the same URL on our website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering pass code 50778508.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2014, Cloud Peak Energy shipped approximately 86 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,600 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately four percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our Company, industry, economic conditions, government regulations, energy policies and other factors.  Forward-looking statements may include, for example: (1) our outlook for 2015 and future periods for our Company, the PRB and the industry in general, and our operational, financial and export guidance, including the timing and extent of any recovery for depressed coal industry conditions, domestically and internationally, and the impact of ongoing depressed conditions on our financial performance and liquidity; (2) expected development of future export terminal capacity, increased future access to existing or new capacity and our ability to manage our take-or-pay exposure for currently committed port and rail capacity to address depressed prices; (3) anticipated demand by domestic and Asian utilities for PRB coal, including the impact of regulatory developments and uncertainties and climate change concerns; (4) the impact of competition from other domestic and international coal producers, natural gas supplies and other alternative sources of energy used to generate electricity; (5) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (6) our plans to replenish and/or increase our coal tons and extend our mine lives; (7) business development and growth initiatives; (8) operational plans for our mines; (9) our cost management efforts; (10) industry estimates of the U.S. Energy Information Administration and other third party sources; (11) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other Northern PRB assets, and our potential exercise of options for Crow Tribal coal; (12) our future liquidity and access to sources of capital and credit to support our existing operations and growth opportunities; (13) rail performance; (14) anticipated benefits of recent depressed oil prices; (15) the impact of our hedging programs; and (16) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts.  These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions that impact electricity demand, demand for thermal coal, available coal supplies and transportation logistics infrastructure; (b) existing and future coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, Asian export demand, terminal capacity, payments pursuant to take-or-pay obligations and the prices we receive for our coal and our logistics services; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts on favorable terms; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, including the effects of governmental energy and tax policies, regulations and currency exchange rates which may favor international coal suppliers and other sources of energy; (e) environmental, health, safety, endangered species or other legislation, regulations, executive orders, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including third-party challenges against regulatory approvals needed for our mining activities and other well-funded anti-coal initiatives and new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations, the utility industry or the logistics, transportation and terminal industries; (f) public perceptions, third-party legal challenges or governmental regulations, executive orders or other actions and energy policies relating to concerns about climate change, air and water quality or other environmental considerations, including emissions restrictions (for example, EPA carbon regulations for power plants under the Clean Air Act) and governmental subsidies or mandates that make natural gas, wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations; (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner and the impact of third-party legal challenges; (l) liquidity constraints, access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance, including the impact of increasing credit pressures on the coal industry due to depressed conditions; (m) litigation and other contingent liabilities; (n) proposed Pacific Northwest export terminals are not developed in a timely manner or at all, or are developed at a smaller capacity than planned, or we are unable to enter into definitive throughput agreements for potential future capacity at proposed terminals, including the Gateway Pacific Terminal and Millennium Bulk Terminal; (o) future development and operating costs for our development projects significantly exceed our expectations; (p) the failure of carbon capture technology to be developed and adopted by utilities; (q) volatility and recent decline in the price of our common stock, including the impact of any de-listing of our stock from the New York Stock Exchange if we fail to meet the minimum average closing price listing standard; and (r) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and Forms 8-K.  There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income (loss) to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income (loss) before: (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, and (4) amortization.  Adjusted EBITDA represents EBITDA as further adjusted for accretion, which represents non-cash increases in asset retirement obligation liabilities resulting from the passage of time, and specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are:  (1) adjustments to exclude the updates to the tax agreement liability, including tax impacts of the 2009 IPO and 2010 Secondary Offering and the termination of the Tax Receivable Agreement in August 2014, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, (3) adjustments to exclude non-cash goodwill impairment charges, and (4) adjustments to exclude the gain from the sale of our 50% non-operating interest in the Decker Mine.  We enter into certain derivative financial instruments such as put options that require the payment of premiums at contract inception.  The reduction in the premium value over time is reflected in the mark-to-market gains or losses.  Our calculation of Adjusted EBITDA does not include premiums paid for derivative financial instruments; either at contract inception, as these payments pertain to future settlement periods, or in the period of contract settlement, as the payment occurred in a preceding period.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measures.

Adjusted EPS represents diluted earnings (loss) per common share (“EPS”) adjusted to exclude (i) the estimated per share impact of the same specifically identified non-core items used to calculate Adjusted EBITDA as described above, and (ii) the cash and non-cash interest expense associated with the early retirement of debt and refinancing transactions.  All items are adjusted at the statutory tax rate of approximately 37%.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our Company that may not be shown solely by period-to-period comparisons of net income (loss).  Our chief operating decision maker uses Adjusted EBITDA as a measure of segment performance.  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income (loss), EPS, or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income (loss), EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE:  Cloud Peak Energy

Cloud Peak Energy Inc.

Karla Kimrey, (720) 566-2932

Vice President, Investor Relations

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue	$301,673	$342,337	$863,374	$982,253
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization, and accretion, shown separately)	248,500	288,345	735,258	830,405
Depreciation and depletion	7,896	25,815	51,742	81,944
Amortization of port access contract rights	928	—	2,783	—
Accretion	3,070	3,848	9,960	12,066
Derivative financial instruments	10,235	(515)	17,781	(16,052)
Selling, general and administrative expenses	12,940	12,163	36,701	37,086
Goodwill impairment	—	—	33,355	—
Other operating costs	646	1,099	1,163	1,671
Total costs and expenses	284,215	330,755	888,743	947,120

Gain on sale of Decker Mine interest	—	(74,262)	—	(74,262)
Operating income (loss)	17,458	85,844	(25,369)	109,395
Other income (expense)
Interest income	37	37	137	222
Interest expense	(10,985)	(12,701)	(36,274)	(64,508)
Tax agreement benefit	—	58,595	—	58,595
Other, net	253	(31)	158	(262)
Total other income (expense)	(10,695)	45,900	(35,979)	(5,953)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	6,763	131,744	(61,348)	103,442
Income tax benefit (expense)	2,205	(40,688)	12,350	(30,709)
Income (loss) from unconsolidated affiliates, net of tax	(95)	13	294	562
Net income (loss)	8,873	91,069	(48,704)	73,295
Other comprehensive income (loss)
Postretirement medical plan amortization of prior service costs	313	247	939	741
Write-off of prior service costs related to Decker Mine pension	—	3,183	—	3,183
Income tax on postretirement medical plan	(116)	(1,235)	(347)	(1,413)
Other comprehensive income (loss)	197	2,195	592	2,511
Total comprehensive income (loss)	$9,070	$93,264	$(48,112)	$75,806
Income (loss) per common share:
Basic	$0.15	$1.50	$(0.80)	$1.21
Diluted	$0.14	$1.49	$(0.80)	$1.20
Weighted-average shares outstanding - basic	61,074	60,850	61,013	60,803
Weighted-average shares outstanding - diluted	61,351	61,133	61,013	61,197

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$123,519	$168,745
Accounts receivable	62,029	86,838
Due from related parties	4,152	227
Inventories, net	75,503	79,802
Deferred income taxes	21,670	21,670
Derivative financial instruments	7,258	17,111
Prepaid taxes	9,388	3
Other assets	16,668	9,837
Total current assets	320,187	384,233

Noncurrent assets
Property, plant and equipment, net	1,514,762	1,589,138
Port access contract rights, net	50,997	53,780
Goodwill	2,280	35,634
Deferred income taxes	65,918	56,468
Other assets	44,540	31,900
Total assets	$1,998,684	$2,151,153

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$54,189	$52,035
Royalties and production taxes	126,139	126,212
Accrued expenses	45,989	52,213
Current portion of federal coal lease obligations	—	63,970
Other liabilities	1,803	1,632
Total current liabilities	228,120	296,062

Noncurrent liabilities
Senior notes	490,792	489,715
Asset retirement obligations, net of current portion	167,790	216,241
Accumulated postretirement medical benefit obligation, net of current portion	55,401	50,276
Other liabilities	12,370	11,025
Total liabilities	954,473	1,063,319

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,647 and 61,454 shares issued and 61,172 and 61,022 outstanding at September 30, 2015 and December 31, 2014, respectively)	612	610
Treasury stock, at cost (475 shares and 432 shares at September 30, 2015 and December 31, 2014, respectively)	(6,493)	(6,243)
Additional paid-in capital	572,758	568,022
Retained earnings	488,041	536,744
Accumulated other comprehensive income (loss)	(10,707)	(11,299)
Total equity	1,044,211	1,087,834
Total liabilities and equity	$1,998,684	$2,151,153

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities
Net income (loss)	$(48,704)	$73,295
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	51,742	81,944
Amortization of port access contract rights	2,783	—
Accretion	9,960	12,066
Goodwill impairment	33,355	—
Loss (income) from unconsolidated affiliates, net of tax	(294)	(562)
Distributions of income from unconsolidated affiliates	—	1,250
Deferred income taxes	(10,115)	30,715
Gain on sale of Decker Mine interest	—	(74,262)
Tax agreement benefit	—	(58,595)
Equity-based compensation expense	4,819	5,819
Derivative mark-to-market (gains) losses	17,781	(16,052)
Cash received (paid) on derivative financial instrument settlements	(1,618)	16,905
Premium payments on derivative financial instruments	(5,813)	—
Non-cash interest expense related to early retirement of debt and refinancings	—	7,338
Net periodic postretirement benefit costs	6,072	5,247
Other	1,953	4,021
Changes in operating assets and liabilities:
Accounts receivable	25,614	(6,459)
Inventories, net	4,300	(3,927)
Due to or from related parties	(3,925)	137
Other assets	(10,875)	4,173
Accounts payable and accrued expenses	(14,191)	4,850
Tax agreement liability	—	(45,000)
Asset retirement obligations	(780)	(788)
Net cash provided by (used in) operating activities	62,064	42,115

Investing activities
Purchases of property, plant and equipment	(28,125)	(14,680)
Cash paid for capitalized interest	(404)	(4,066)
Investments in marketable securities	—	(8,159)
Maturity and redemption of investments	—	88,845
Investment in port access contract rights	—	(37,100)
Investment in development projects	(1,526)	(3,522)
Investment in unconsolidated affiliates	(5,383)	—
Payment of restricted cash	(6,500)	—
Other	185	(1,830)
Net cash provided by (used in) investing activities	(41,753)	19,488

Financing activities
Principal payments on federal coal leases	(63,970)	(58,958)
Issuance of senior notes	—	200,000
Repayment of senior notes	—	(300,000)
Payment of deferred financing costs	(342)	(14,683)
Other	(1,225)	(305)
Net cash provided by (used in) financing activities	(65,537)	(173,946)

Net increase (decrease) in cash and cash equivalents	(45,226)	(112,343)
Cash and cash equivalents at beginning of period	168,745	231,633
Cash and cash equivalents at end of period	$123,519	$119,290

Supplemental cash flow disclosures:
Interest paid	$32,827	$37,017
Income taxes paid (refunded)	$10,123	$(5,798)
Supplemental non-cash investing and financing activities:
Capital expenditures included in accounts payable	$6,401	$1,816
Assets acquired under capital leases	$—	$1,209
Port access contract rights acquired in sale of Decker Mine interest	$—	$5,000

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended
	September 30,
	2015		2014
Net income (loss)		$8.9		$91.1
Interest expense		11.0		12.7
Income tax (benefit) expense		(2.2)		40.7
Depreciation and depletion		7.9		25.8
Amortization		0.9		—
EBITDA		26.4		170.2
Accretion		3.1		3.8
Tax agreement expense (benefit) (1)		—		(58.6)
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)(2)	$10.2		$(0.5)
Inclusion of cash amounts received (paid)(3)(4)	(0.7)		5.0
Total derivative financial instruments		9.5		4.5
Gain on sale of Decker Mine interest		—		(74.3)
Goodwill impairment		—		—
Adjusted EBITDA		$39.0		$45.7

(1)                                 Changes to related deferred taxes are included in income tax expense.

(2)                                 Derivative fair value mark-to-market (gains) losses reflected on the statement of operations.

(3)                                 Cash amounts received and paid reflected within operating cash flows.

(4)                                 Excludes $1.0 of premiums paid in prior periods for contracts settled during the three months ended September 30, 2015.

Adjusted EBITDA

	Nine Months Ended
	September 30,
	2015		2014
Net income (loss)		$(48.7)		$73.3
Interest income		(0.1)		(0.2)
Interest expense		36.3		64.5
Income tax (benefit) expense		(12.4)		30.7
Depreciation and depletion		51.7		81.9
Amortization		2.8		—
EBITDA		29.6		250.2
Accretion		10.0		12.1
Tax agreement benefit(1)		—		(58.6)
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)(2)	$17.8		$(16.1)
Inclusion of cash amounts received (paid)(3)(4)(5)	(1.6)		16.9
Total derivative financial instruments		16.2		0.8
Gain on sale of Decker Mine interest		—		(74.3)
Goodwill impairment		33.4		—
Adjusted EBITDA		$89.1		$130.3

(1)                                 Changes to related deferred taxes are included in income tax expense.

(2)                                 Derivative fair value mark-to-market (gains) losses reflected on the statement of operations.

(3)                                 Cash amounts received and paid reflected within operating cash flows.

(4)                                 Excludes premiums of $4.0 paid in prior periods for contracts settled during the nine months ended September 30, 2015

(5)                                 Excludes premiums of $5.8 paid at contract inception during the nine months ended September 30, 2015.

Adjusted EPS

	Three Months Ended
	September 30,
	2015		2014
Diluted earnings (loss) per common share		$0.14		$1.49
Tax agreement benefit including tax impacts of IPO and Secondary Offering		—		(0.73)
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	$0.11		$(0.01)
Inclusion of cash amounts received (paid) (1)	(0.01)		0.05
Total derivative financial instruments		0.10		0.05
Refinancing transaction:
Exclusion of cash interest for early retirement of debt	—		—
Exclusion of non-cash interest for deferred finance fee write-off	—		—
Total refinancing transaction		—		—
Gain on sale of Decker Mine interest		—		(0.77)
Goodwill impairment		—		—
Adjusted EPS		$0.24		$0.04
Weighted-average dilutive shares outstanding (in millions)		61.4		61.1

(1)                                 Excludes per share impact of $0.01 for premiums paid in prior periods for contracts settled during the three months ended September 30, 2015.

Adjusted EPS

	Nine Months Ended
	September 30,
	2015		2014
Diluted earnings per common share		$(0.80)		$1.20
Tax agreement benefit including tax impacts of IPO and Secondary Offering		—		(0.73)
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	$0.18		$(0.17)
Inclusion of cash amounts received (paid) (1) (2)	(0.02)		0.17
Total derivative financial instruments		0.17		0.01
Refinancing transaction:
Exclusion of cash interest for early retirement of debt	—		0.15
Exclusion of non-cash interest for deferred finance fee write-off	—		0.08
Total refinancing transaction		—		0.23
Gain on sale of Decker Mine Interest		—		(0.76)
Goodwill impairment		0.55		—
Adjusted EPS		$(0.08)		$(0.06)
Weighted-average dilutive shares outstanding (in millions)		61.0		61.2

(1)                                 Excludes per share impact of $0.04 for premiums paid in prior periods for contracts settled during the nine months ended September 30, 2015.

(2)                                 Excludes per share impact of $0.06 for premiums paid at contract inception during the nine months ended September 30, 2015.

Adjusted EBITDA by Segment

	Three Months Ended
	September 30,
	2015		2014
Owned and Operated Mines
Adjusted EBITDA		$57.8		$43.6
Depreciation and depletion		(7.4)		(26.0)
Accretion		(2.9)		(2.9)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$(10.9)		$(3.5)
Inclusion of cash amounts (received) paid (1)	3.5		2.9
Total derivative financial instruments		(7.4)		(0.6)
Other		(0.3)		0.1
Operating income (loss)		39.8		14.2

Logistics and Related Activities
Adjusted EBITDA		(19.0)		1.4
Amortization		(0.9)		—
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	0.7		4.0
Inclusion of cash amounts (received) paid (2)	(2.8)		(8.0)
Total derivative financial instruments		(2.1)		(4.0)
Operating income (loss)		(22.0)		(2.6)

Corporate and Other
Adjusted EBITDA		0.5		1.0
Depreciation and depletion		(0.5)		0.2
Accretion		(0.1)		(0.9)
Gain on sale of Decker Mine interest		—		74.3
Other		—		(0.1)
Operating income (loss)		(0.1)		74.5

Eliminations
Adjusted EBITDA		(0.2)		(0.3)
Operating loss		(0.2)		(0.3)
Consolidated operating income (loss)		17.5		85.8
Interest expense		(11.0)		(12.7)
Tax agreement benefit		—		58.6
Other, net		0.3		—
Income tax (expense) benefit		2.2		(40.7)
Income (loss) from unconsolidated affiliates, net of tax		(0.1)		—
Net income (loss)		$8.9		$91.1

(1)                                 Excludes $1.0 of premiums paid in prior periods for contracts settled during the three months ended September 30, 2015.

Adjusted EBITDA by Segment

	Nine Months Ended
	September 30,
	2015		2014
Owned and Operated Mines
Adjusted EBITDA		$119.2		$126.7
Depreciation and depletion		(49.9)		(80.8)
Accretion		(9.5)		(8.8)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$(13.0)		$(2.0)
Inclusion of cash amounts (received) paid (1)	11.8		2.0
Total derivative financial instruments		(1.2)		—
Goodwill impairment		(33.4)		—
Other		—		(0.3)
Operating income (loss)		25.2		36.8

Logistics and Related Activities
Adjusted EBITDA		(33.8)		4.5
Amortization		(2.8)		—
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	(4.8)		18.1
Inclusion of cash amounts (received) paid (2)	(10.2)		(18.9)
Total derivative financial instruments		(15.0)		(0.8)
Other		0.1		—
Operating income (loss)		(51.5)		3.7

Corporate and Other
Adjusted EBITDA		5.0		0.6
Depreciation and depletion		(1.8)		(1.1)
Accretion		(0.4)		(3.3)
Gain on sale of Decker mine interest		—		74.3
Other		(0.4)		—
Operating income (loss)		2.4		70.5

Eliminations
Adjusted EBITDA		(1.3)		(1.5)
Operating loss		(1.3)		(1.5)
Consolidated operating income (loss)		(25.4)		109.4
Interest income		0.1		0.2
Interest expense		(36.3)		(64.5)
Tax agreement benefit		—		58.6
Other, net		0.2		(0.3)
Income tax (expense) benefit		12.4		(30.7)
Income (loss) from unconsolidated affiliates, net of tax		0.3		0.6
Net income (loss)		$(48.7)		$73.3

(1)                                 Excludes premiums of $4.0 paid in prior periods for contracts settled during the nine months ended September 30, 2015.

(2)                                 Excludes premiums of $5.8 paid at contract inception during the nine months ended September 30, 2015.

Tons Sold

(in thousands)

	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Year	Year
	2015	2015	2015	2014	2014	2014	2014	2014	2013
Mine
Antelope	9,038	7,660	9,003	9,035	8,239	8,085	8,288	33,647	31,354
Cordero Rojo	6,947	4,515	5,913	9,276	8,535	8,551	8,447	34,809	36,671
Spring Creek	4,784	3,786	4,785	5,018	4,763	3,953	3,710	17,443	18,009
Decker (50% interest)	—	—	—	—	422	385	272	1,079	1,519
Total	20,769	15,960	19,701	23,329	21,959	20,974	20,716	86,978	87,552